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BANK OF AMERICA                                          BUSINESS LOAN AGREEMENT
NATIONAL TRUST AND SAVINGS ASSOCIATION
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THIS AGREEMENT DATED AS OF MAY 23, 1996, IS BETWEEN BANK OF AMERICA NATIONAL
TRUST AND SAVINGS ASSOCIATION (THE "BANK") AND CUSTOM CHROME, INC. (THE "BORROWER").

1.  FACILITY NO. 1: LINE OF CREDIT AMOUNT AND TERMS

1.1 LINE OF CREDIT AMOUNT.

(a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Facility 1 Commitment") is equal to the amount indicated for each period set forth below:

             Period                               Amount
            --------                             --------
         From the date of this Agreement
         through July 31, 1996                  $20,000,000

         On August 1, 1996
         and thereafter                         $15,000,000

     Notwithstanding the foregoing, if at any time during the period from the date of this Agreement through July 31, 1996, the Borrower receives proceeds of any new private placement of debt or any new private placement or public offering of equity, then the Facility 1 Commitment for such period shall be immediately decreased to Fifteen Million Dollars ($15,000,000), and any payments that may be required in accordance with subparagraph (c) of this paragraph as a result of such decrease shall be immediately made.

(b) This is a revolving line of credit with within line facilities for letters of credit and Local Currency (as defined below) advances. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c) The Borrower agrees not to permit the outstanding principal balance of the line of credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, plus the Equivalent Amount (as defined below) of Local Currency advances outstanding to exceed the Facility 1 Commitment.

1.2 AVAILABILITY PERIOD. The line of credit is available between the date of this Agreement and June 30, 1997 (the "Facility 1 Expiration Date") unless the Borrower is in default.

1.3 INTEREST RATE.

(a) Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Reference Rate.

(b) The Reference Rate is the rate of interest publicly announced from time to time by the Bank in San Francisco, California, as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.

1.4 REPAYMENT TERMS.

(a) The Borrower will pay interest on June 1, 1996, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

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(b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Facility 1 Expiration Date.

1.5 OPTIONAL INTEREST RATES. Instead of the interest rate based on the Bank's Reference Rate, the Borrower may elect to have all or portions of the line of credit (during the availability period) bear interest at the rate(s) described below during an interest period agreed to by the Bank and the Borrower. Each interest rate is a rate per year. Interest will be paid on the last day of each interest period, and on the first day each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another optional interest rate for the portion.

1.6 SHORT TERM FIXED RATE. The Borrower may elect to have all or portions of the principal balance of the line of credit bear interest at the Short Term Fixed Rate, subject to the following requirements:

(a) The "Short Term Fixed Rate" means the Short Term Base Rate plus 1.0 percentage point.

(b) The "Short Term Base Rate" means the fixed interest rate per annum, determined solely by the Bank on the first day of the applicable interest period for the Short Term Fixed Rate portion, as the rate at which the Bank would be able to borrow funds in the Money Market in the amount of the Short Term Fixed Rate portion and with an interest and principal payment schedule equal to the Short Term Fixed Rate portion and for a term equal to the applicable interest period. The Short Term Base Rate shall include adjustments for reserve requirements, federal deposit insurance, and other similar adjustment which the Bank deems appropriate. The Short Term Base Rate is the Bank's estimate only and the Bank is under no obligation to actually purchase or match funds for any transaction.

(c) "Money Market" means one or more wholesale funding markets available to the Bank, including domestic negotiable certificates of deposit, eurodollar deposits, bank deposit notes or other appropriate money market instruments selected by the Bank.

(d) The interest period during which the Short Term Fixed Rate will be in effect will be one year or less.

(e) Each Short Term Fixed Rate portion will be for an amount not less than the following:

    (i) for interest periods of 14 days or longer, Five Hundred Thousand Dollars ($500,000).

    (ii)  for interest periods of 1 to 3 days, Five Million Dollars
          ($5,000,000).

    (iii) for interest periods of between 4 days and 13 days, an amount which, when multiplied by the number of days in the applicable interest period, is not less than fifteen million (15,000,000) dollar-days.

(f) Any portion of the principal balance of the line of credit already bearing interest at the Short Term Fixed Rate will not be converted to a different rate during its interest period.

(g) Each prepayment of a Short Term Fixed Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which

    (i) the additional interest which would have been payable on the amount prepaid had it not been prepaid, exceeds

    (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the Money Market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion (or the scheduled payment date for the amount prepaid, if earlier).

1.7 OFFSHORE RATE. The Borrower may elect to have all or portions of the principal balance of the line of credit bear interest at the Offshore Rate plus
1.0 percentage point.

Designation of an Offshore Rate portion is subject to the following requirements:

(a) The interest period during which the Offshore Rate will be in effect will be one year or less. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

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(b) Each Offshore Rate portion will be for an amount not less than Five Hundred
    Thousand Dollars ($500,000) for interest periods of 30 days or longer. For shorter maturities, each Offshore Rate portion will be for an amount which, when multiplied by the number of days in the applicable interest period, is not less than fifteen million (15,000,000) dollar-days.

(c) The "Offshore Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                  Offshore Rate =   Grand Cayman Rate
                                   -----------------------------
                                    (1.00 - Reserve Percentage)

    Where,

    (i) "Grand Cayman Rate" means the interest rate (rounded upward to the nearest 1/16th of one percent) at which the Bank's Grand Cayman Branch, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank markets.

    (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in the Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(d) The Borrower may not elect an Offshore Rate with respect to any portion of the principal balance of the line of credit which is scheduled to be repaid before the last day of the applicable interest period.

(e) Any portion of the principal balance of the line of credit already bearing interest at the Offshore Rate will not be converted to a different rate during its interest period.

(f) Each prepayment of an Offshore Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which

    (i) the additional interest which would have been payable on the amount prepaid had it not been prepaid, exceeds

    (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the offshore dollar market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion (or the scheduled payment date for the amount prepaid, if earlier).

(g) The Bank will have no obligation to accept an election for an Offshore Rate portion if any of the following described events has occurred and is continuing:

    (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of an Offshore Rate portion are not available in the offshore dollar inter-bank markets; or

    (ii) the Offshore Rate does not accurately reflect the cost of an Offshore Rate portion.

1.8 LETTERS OF CREDIT.  This line of credit may be used for financing:

    (i) commercial letters of credit with a maximum maturity of 365 days but not to extend more than 90 days beyond the Facility 1 Expiration Date. Each commercial letter of credit will require drafts payable at sight.

    (ii) standby letters of credit with a maximum maturity of 365 days but not to extend more than 90 days beyond the Facility 1 Expiration Date.

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    (iii) The amount of letters of credit outstanding at any one time
          (including amounts drawn on letters of credit and not yet reimbursed) may not exceed Two Million Five Hundred Thousand Dollars ($2,500,000) for commercial letters of credit and One Million Dollars ($1,000,000) for standby letters of credit.

The Borrower agrees:

(a) any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

(b) if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

(c) the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

(d) to sign the Bank's form Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit.

(e) to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

(f) to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

(g) to pay the Bank a non-refundable fee equal to 1.25% per annum of the outstanding undrawn amount of each standby letter of credit, payable quarterly in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated.

1.9 THE LOCAL CURRENCY FACILITY.

(a) From time to time during the availability period, the Bank or a Local Currency Affiliate will make Local Currency advances to the Borrower and to direct and indirect subsidiaries of the Borrower acceptable to the Bank and located outside of the United States ("Subsidiaries"). The Equivalent Amount of all Local Currency advances outstanding at any one time under this Agreement may not exceed Two Million Five Hundred Thousand Dollars ($2,500,000).

(b) Neither the Bank nor the Local Currency Affiliate shall have any obligation to make any Local Currency advance unless the Bank or the Local Currency Affiliate and the Borrower or the Subsidiary agree, at the time of the Borrower's or the Subsidiary's request for a Local Currency advance, on the currency, the amount, the principal payment date, the interest rate and payment dates, the prepayment and overdue payment terms, and the reserve and tax provisions for such advance.

(c) The Borrower or the Subsidiary shall execute such additional documentation as the Bank or the Local Currency Affiliate may require relating to each Local Currency advance.

(d) Each Local Currency advance to a Subsidiary shall be guaranteed by the Borrower pursuant to a guaranty in form and substance satisfactory to the Bank or the Local Currency Affiliate.

(e) For purposes of this Agreement:

    (i) "Equivalent Amount" means the equivalent in U.S. Dollars of another currency calculated at the spot rate for the purchase of such other currency with U.S. Dollars quoted by the Bank's Foreign Exchange Trading Center in San Francisco, California, at approximately 8:00 a.m. San Francisco time two (2) banking days (as determined by the Bank with respect to such currency) prior to the relevant date.

    (ii) "Local Currency" means a lawful currency other than U.S. Dollars which is available at a Local Currency Affiliate and is the legal tender of the country where the Local Currency Affiliate is located.

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    (iii) "Local Currency Affiliate" means an affiliate or branch of the
          Bank located in the country where a Local Currency advance is to be made or, with respect to Article 2 below, where a foreign exchange contract is to be entered into.

2.  FACILITY NO. 2:  FOREIGN EXCHANGE FACILITY AMOUNT AND TERMS

2.1 FOREIGN EXCHANGE FACILITY.

(a) Between the date of this Agreement and June 30, 1997 (the "Facility 2 Expiration Date"), the Bank or a Local Currency Affiliate in its discretion may enter into spot and future foreign exchange contracts with the Borrower or a Subsidiary. The foreign exchange contract limit will be Thirteen Million U.S. Dollars (U.S. $13,000,000), and the settlement limit will be Four Million Five Hundred Thousand U.S. Dollars (U.S. $4,500,000). The "foreign exchange contract limit" is the maximum limit on the net difference between the total foreign exchange contracts outstanding less the total foreign exchange contracts for which the Borrower or a Subsidiary has already compensated the Bank or a Local Currency Affiliate, as applicable. The "settlement limit" is the maximum limit on the gross total amount of all sale and purchase contracts on which delivery is to be effected and settlement allowed on any one banking day.

(b) Neither the Bank nor the Local Currency Affiliate shall be required to pay the Borrower or the Subsidiary or deliver any foreign currency to the Borrower or the Subsidiary under any foreign exchange contract until the Bank or the Local Currency Affiliate receives evidence satisfactory to it that the Borrower or the Subsidiary has paid the Bank or the Local Currency Affiliate the required U. S. Dollars in immediately available funds or delivered the required foreign currency to the Bank or the Local Currency Affiliate under such foreign exchange contract. Neither the Bank nor the Local Currency Affiliate shall be liable for interest or other damages caused by any such failure to pay or deliver or any such delay in payment or delivery.

(c) The Borrower or the Subsidiary will pay the Bank or the Local Currency Affiliate on demand the Bank's or the Local Currency Affiliate's then standard foreign exchange contract fees for each contract.

(d) Foreign exchange contracts will be in form and substance satisfactory to the Bank or the Local Currency Affiliate. The Borrower or the Subsidiary shall execute such additional documentation as the Bank or the Local Currency Affiliate may require relating to each foreign exchange contract including, with respect to any foreign exchange contract between the Bank or a Local Currency Affiliate and a Subsidiary, a guaranty signed by the Borrower in form, amount, and substance satisfactory to the Bank or the Local Currency Affiliate.

(e) No foreign exchange contract will mature later than fifteen (15) months from the date it is entered into and in no event more than ninety (90) days after the Facility 2 Expiration Date; provided, however, that for a Subsidiary, no foreign exchange contract will mature later than twelve (12) months from the date it is entered into.

(f) Neither the Bank nor the Local Currency Affiliate shall be liable for any loss suffered by the Borrower or the Subsidiary as a result of the Borrower's or the Subsidiary's foreign exchange transactions.

(g) Any sum owed to the Bank or a Local Currency Affiliate under a foreign exchange contract may, at the option of the Bank or the Local Currency Affiliate, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

(h) In addition to any other rights or remedies which the Bank or the Local Currency Affiliate may have under this Agreement or otherwise, upon the occurrence of an event of default the Bank or the Local Currency Affiliate may:

    (i) Suspend performance of its obligations to the Borrower or the Subsidiary under any foreign exchange contract;

    (ii) Declare all foreign exchange contracts, interest and any other amounts which are payable by the Borrower or the Subsidiary to the Bank or the Local Currency Affiliate immediately due and payable; and

    (iii) Without notice to the Borrower or the Subsidiary, close out any or all foreign exchange contracts or positions of the Borrower or the Subsidiary with the Bank or the Local Currency Affiliate.

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    Neither the Bank nor the Local Currency Affiliate shall be under any obligation to exercise any such rights or remedies or to exercise them at a time or in a manner beneficial to the Borrower or the Subsidiary. The Borrower or the Subsidiary shall be liable for any amounts owing to the Bank or the Local Currency Affiliate after exercise of any such rights and remedies.

3.  FACILITY NO. 3: TERM LOAN AMOUNT AND TERMS

3.1 LOAN AMOUNT. The Bank agrees to provide a term loan to the Borrower in the amount of One Million Five Hundred Thousand Dollars ($1,500,000) (the "Facility 3 Commitment").

3.2 AVAILABILITY PERIOD. The loan is available in one or more disbursements from the Bank between the date of this Agreement and September 30, 1996, unless the Borrower is in default.

3.3 INTEREST RATE. Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Reference Rate.

3.4 REPAYMENT TERMS.

(a) The Borrower will pay all accrued but unpaid interest on June 1, 1996, and then monthly thereafter and upon payment in full of the principal of the loan.

(b) The Borrower will repay principal in 28 successive monthly installments starting November 1, 1996. Each installment will be in an amount that would fully amortize the outstanding principal amount over 180 monthly installments. On February 21, 1999, the Borrower will repay the remaining principal balance plus any interest then due.

(c) The Borrower may prepay the loan in full or in part at any time. The prepayment will be applied to the most remote installment of principal due under this Agreement.

3.5 OPTIONAL INTEREST RATES. Instead of the interest rate based on the Bank's Reference Rate, the Borrower may elect to have all or portions of the loan bear interest at the rate(s) described below during an interest period agreed to by the Bank and the Borrower. Each interest rate is a rate per year. Interest will be paid on the last day of each interest period, and on the first day each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another optional interest rate for the portion.

3.6 SHORT TERM FIXED RATE. The Borrower may elect to have all or portions of the principal balance of the loan bear interest at the Short Term Fixed Rate, subject to the same requirements set forth in subparagraphs (b) through (g) of Paragraph 1.6 (except for purposes of this Facility No. 3, the "Short Term Fixed Rate" means the Short Term Base Rate plus 2.25 percentage points, and the term "loan" is substituted for the term "line of credit" in subparagraph (f) of Paragraph 1.6).

3.7 LONG TERM RATE. The Borrower may elect to have all or portions of the principal balance of the loan bear interest at the Long Term Rate, subject to the following requirements:

(a) The interest period during which the Long Term Rate will be in effect will be one year or more.

(b) The "Long Term Rate" means the Long Term Base Rate plus 2.25 percentage points.

(c) The "Long Term Base Rate" means the fixed interest rate per annum, determined solely by the Bank on the first day of the applicable interest period for the Long Term Rate portion, as the rate at which the Bank would be able to borrow funds in the Money Market in the amount of the Long Term Rate portion and with an interest payment frequency and principal repayment schedule equal to the Long Term Rate portion and for a term equal to the applicable interest period. The Long Term Base Rate shall include adjustments for reserve requirements, federal deposit insurance, and any other similar adjustment which the Bank deems appropriate. The Long Term Base Rate is the Bank's estimate only and the Bank is under no obligation to actually purchase or match funds for any transaction.

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(d) "Money Market" means one or more wholesale funding markets available to the
    Bank, including domestic negotiable certificates of deposit, eurodollar deposits, bank deposit notes or other appropriate money market instruments selected by the Bank.

(e) Each Long Term Rate portion will be for an amount not less than One Hundred Thousand Dollars ($100,000).

(f) Any portion of the principal balance of the loan already bearing interest at the Long Term Rate will not be converted to a different rate during its interest period.

(g) The Borrower may prepay the Long Term Rate portion in whole or in part in the minimum amount of One Hundred Thousand Dollars ($100,000). The Borrower will give the Bank irrevocable written notice of the Borrower's intention to make the prepayment, specifying the date and amount of the prepayment. The notice must be received by the Bank at least 5 banking days in advance of the prepayment. All prepayments of principal on the Long Term Rate portion will be applied on the most remote principal installment or installments then unpaid.

(h) Each prepayment of a Long Term Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by payment of all accrued interest on the amount of the prepayment and the prepayment fee described below.

(i) The prepayment fee will be the sum of fees calculated separately for each Prepaid Installment, as follows:

    (i) The Bank will first determine the amount of interest which would have accrued each month for the Prepaid Installment had it remained outstanding until the applicable Original Payment Date, using the Long Term Rate;

    (ii) The Bank will then subtract from each monthly interest amount determined in (i), above, the amount of interest which would accrue for that Prepaid Installment if it were reinvested from the date of prepayment through the Original Payment Date, using the following rate:

         (A) If the Original Payment Date is more than 5 years after the date of prepayment: the Treasury Rate plus one-quarter of one percentage point;

         (B) If the Original Payment Date is 5 years or less after the date of prepayment: the Money Market Rate.

    (iii) If (i) minus (ii) for the Prepaid Installment is greater than zero, the Bank will discount the monthly differences to the date of prepayment by the rate used in (ii) above. The sum of the discounted monthly differences is the prepayment fee for that Prepaid Installment.

(j) The following definitions will apply to the calculation of the prepayment fee:

    "Money Market Rate" means the fixed interest rate per annum which the Bank determines could be obtained by reinvesting a specified Prepaid Installment in the Money Market from the date of prepayment through the Original Payment Date.

    "Original Payment Dates" means the dates on which principal of the Long Term Rate portion would have been paid if there had been no prepayment. If a portion of the principal would have been paid later than the end of the interest period in effect at the time of prepayment, then the Original Payment Date for that portion will be the last day of the interest period.

    "Prepaid Installment" means the amount of the prepaid principal of the Long Term Rate portion which would have been paid on a single Original Payment Date.

    "Treasury Rate" means the interest rate yield for U.S. Government Treasury Securities which the Bank determines could be obtained by reinvesting a specified Prepaid Installment in such securities from the date of prepayment through the Original Payment Date.

    The Bank may adjust the Treasury Rate and Money Market Rate to reflect the compounding, accrual basis, or other costs of the Long Term Rate portion. Each of the rates is the Bank's estimate only and the Bank is under no

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    obligation to actually reinvest any prepayment.  The rates will be based on information from either the Telerate or Reuters information services, THE WALL STREET JOURNAL, or other information sources the Bank deems appropriate.

3.8 LIBOR RATE. The Borrower may elect to have all or portions of the principal balance bear interest at the LIBOR Rate plus 2.25 percentage points.

Designation of a LIBOR Rate portion is subject to the following requirements:

(a) The interest period during which the LIBOR Rate will be in effect will be one, three, or six months. The first day of the interest period must be a day other than a Saturday or a Sunday on which the Bank is open for business in California, New York and London and dealing in offshore dollars (a "LIBOR Banking Day"). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

(b) Each LIBOR Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

(c) The "LIBOR Rate" means the interest rate determined by the following formula. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                  LIBOR Rate  =   LIBOR
                                 ---------------------------
                                 (1.00 - Reserve Percentage)

    Where,

    (i) "LIBOR" means the average per annum rate of interest at which U.S. dollar deposits in the amount of the LIBOR Rate portion would be offered for the applicable interest period by major banks in the London U.S. dollar inter-bank market as shown on the Telerate Page 3750 (or such other page as may replace it) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period. If such rate does not appear on the Telerate Page 3750 (or such other page as may replace it), the rate for that interest period will be determined by such alternative method as reasonably selected by the Bank. A "London Banking Day" is a day on which the Bank's London Branch is open for business and dealing in offshore dollars.

    (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(d) The Borrower shall irrevocably request a LIBOR Rate portion no later than 12:00 noon San Francisco time on the LIBOR Banking Day preceding the day on which LIBOR will be set, as specified above.

(e) The Borrower may not elect a LIBOR Rate with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.

(f) Any portion of the principal balance already bearing interest at the LIBOR Rate will not be converted to a different rate during its interest period.

(g) Each prepayment of a LIBOR Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be equal to the amount (if any) by which:

    (i) the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, exceeds

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    (ii)  the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank, for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion (or the scheduled payment date for the amount prepaid, if earlier).

(h) The Bank will have no obligation to accept an election for a LIBOR Rate portion if any of the following described events has occurred and is continuing:

    (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate portion are not available in the London inter-bank market; or

    (ii) the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate portion.

4.  FEES AND EXPENSES

4.1 LOAN FEES. The Borrower agrees to pay a Twenty-Two Thousand Five Hundred Dollar ($22,500) fee due on June 30, 1996.

4.2 EXPENSES.

(a) The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees and documentation fees.

(b) The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

(c) The Borrower agrees to reimburse the Bank for the cost of periodic audits and appraisals of the personal property collateral securing this Agreement, at such intervals as the Bank may reasonably require. The audits and appraisals may be performed by employees of the Bank or by independent appraisers.

5.  COLLATERAL

5.1 PERSONAL PROPERTY. The Borrower's obligations to the Bank under this Agreement will be secured pursuant to the Security Agreement and Intercreditor Agreement Re: Receivables, Equipment, Inventory and General Intangibles dated as of December 1, 1994, among the Borrower, Wilmington Trust Company, individually only as expressly provided therein and otherwise solely as Collateral Agent (the "Collateral Agent"), the Bank and Connecticut Mutual Life Insurance Company (as now in effect and as amended from time to time, the "Security and Intercreditor Agreement") and will constitute Senior Secured Obligations as defined in the Security and Intercreditor Agreement.

6.  DISBURSEMENTS, PAYMENTS AND COSTS

6.1 REQUESTS FOR CREDIT. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

6.2 DISBURSEMENTS AND PAYMENTS. Each disbursement by the Bank and each payment by the Borrower will be:

(a) made at the Bank's branch (or other location) selected by the Bank from time to time;

(b) made for the account of the Bank's branch selected by the Bank from time to time;

(c) made in immediately available funds, or such other type of funds selected by the Bank;

(d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

6.3 TELEPHONE AND TELEFAX AUTHORIZATION.

(a) The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates and telefax requests for the issuance of letters of credit given by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

(b) Advances will be deposited in and repayments will be withdrawn from the Borrower's account number 14870 -50076, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

(c) The Borrower indemnifies and excuses the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions it reasonably believes are made by any individual authorized by the Borrower to give such instructions. This indemnity and excuse will survive this Agreement's termination.

6.4 DIRECT DEBIT.

(a) The Borrower agrees that interest and principal payments and any fees will be deducted automatically on the due date from checking account number 14870-50076.

(b) The Bank will debit the account on the dates the payments become due. If a due date does not fall on a banking day, the Bank will debit the account on the first banking day following the due date.

(c) The Borrower will maintain sufficient funds in the account on the dates the Bank enters debits authorized by this Agreement. If there are insufficient funds in the account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

6.5 BANKING DAYS. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California. For amounts bearing interest at an offshore rate (if any), a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California and dealing in offshore dollars. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

6.6 TAXES. The Borrower will not deduct any taxes from any payments it makes to the Bank. If any government authority imposes any taxes on any payments made by the Borrower, the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. Upon request by the Bank, the Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date. However, the Borrower will not pay the Bank's net income taxes.

6.7 ADDITIONAL COSTS. The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

(a) any reserve or deposit requirements; and

(b) any capital requirements relating to the Bank's assets and commitments for credit.

6.8 INTEREST CALCULATION. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

6.9 INTEREST ON LATE PAYMENTS. At the Bank's sole option in each instance, any amount not paid when due under this Agreement (including interest) shall bear interest from the due date at the Bank's Reference Rate. This may result in compounding of interest.

7.  CONDITIONS

The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this
Agreement:

7.1 AUTHORIZATIONS. Evidence that the execution, delivery and performance by the Borrower (and any Subsidiary) of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

7.2 SECURITY AGREEMENTS. Signed original security agreements, assignments, acknowlegments, financing statements and fixture filings (together with collateral in which the Bank requires a possessory security interest), which the Bank requires, subject in all cases to the Security and Intercreditor Agreement.

7.3 EVIDENCE OF PRIORITY. Evidence that security interests and liens in favor of the Bank and the Collateral Agent under the Security and Intercreditor Agreement are valid, enforceable, and prior to all others' rights and interests, except those the Bank consents to in writing and except as provided in the Security and Intercreditor Agreement.

7.4 INSURANCE. Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

7.5 GUARANTIES. Continuing Guaranties (Multicurrency) in favor of the Bank, its subsidiaries or any of its affiliates, each signed by the Borrower, in the amount of Two Million Seven Hundred Fifty Thousand U.S. Dollars (U.S. $2,750,000) and One Million Five Hundred Thousand U.S. Dollars (U.S. $1,500,0000), respectively, as required under Paragraph(s) 1.9 and/or 2.1 above.

7.6 ENVIRONMENTAL PHASE 2 REPORT. A completed environmental Phase 2 report on the existing warehouse located in Louisville, KY ("Warehouse Property"). The results of such report must be acceptable to the Bank.

7.7  OTHER ITEMS.  Any other items that the Bank reasonably requires.

8.  REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation.

8.1 ORGANIZATION OF BORROWER. The Borrower is a corporation duly formed and existing under the laws of the state where organized.

8.2 AUTHORIZATION. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

8.3 ENFORCEABLE AGREEMENT. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

8.4 GOOD STANDING. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

8.5 NO CONFLICTS. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

8.6 FINANCIAL INFORMATION. All financial and other information that has been or will be supplied to the Bank is:

(a) sufficiently complete to give the Bank accurate knowledge of the Borrower's financial condition.

(b) in form and content required by the Bank.

(c) in compliance with all government regulations that apply.

8.7 LAWSUITS. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower, which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

8.8 COLLATERAL. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except those which have been approved by the Bank in writing and except as provided in the Security and Intercreditor Agreement.

8.9 PERMITS, FRANCHISES. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

8.10 OTHER OBLIGATIONS. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

8.11 INCOME TAX RETURNS. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year.

8.12 NO EVENT OF DEFAULT. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

8.13  ERISA PLANS.

(a) The Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

(b) No reportable event has occurred under Section 4043(b) of ERISA for which the PBGC requires 30 day notice.

(c) No action by the Borrower to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under
    Section 4041 of ERISA.

(d) No proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

(e) The following terms have the meanings indicated for purposes of this
    Agreement:

    (i) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

    (ii) "ERISA" means the Employee Retirement Income Act of 1974, as amended from time to time.

    (iii) "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

    (iv) "Plan" means any employee pension benefit plan maintained or contributed to by the Borrower and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

8.14 LOCATION OF BORROWER. The Borrower's place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower's signature on this Agreement.

9.  COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

9.1 USE OF PROCEEDS. To use the proceeds of (a) Facility No. 1 only for financing working capital requirements and for the issuance of commercial and standby letters of credit, and (b) Facility No. 3 only for financing the expansion of the Warehouse Property.

9.2 USE OF PROCEEDS - INELIGIBLE SECURITIES. Not to use, directly or indirectly, any portion of the proceeds of the credit (including any letters of credit) for any of the following purposes:

     (a) knowingly to purchase Ineligible Securities from BA Securities, Inc. (the "Arranger") during any period in which the Arranger makes a market in such Ineligible Securities, or

     (b) knowingly to purchase during the underwriting or placement period Ineligible Securities being underwritten or privately placed by the Arranger.

     (c) to make payments of principal or interest on Ineligible Securities underwritten or privately placed by the Arranger and issued by or for the benefit of the Borrower or any affiliate of the Borrower.

"Ineligible Securities" means securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended. The Arranger is a wholly-owned subsidiary of BankAmerica Corporation, and is a registered broker-dealer which is permitted to underwrite and deal in certain Ineligible Securities.

9.3 FINANCIAL INFORMATION. To provide the following financial information and statements and such additional information as requested by the Bank from time to time:

(a) Within 120 days of the Borrower's fiscal year end, the Borrower's annual financial statements. These financial statements must be audited (with an unqualified opinion) by a Certified Public Accountant ("CPA") acceptable to the Bank. The statements shall be prepared on a consolidated basis.

(b) Within 120 days of the Borrower's fiscal year end, copies of CPA audited annual financial statements for each Subsidiary for which the Bank requests such statements.

(c) Within 120 days of the Borrower's fiscal year end, copies of the Borrower's Form 10-K Annual Report filed with the Securities and Exchange Commission ("SEC").

(d) Within 60 days of each quarter's end, copies of the Borrower's Form 10-Q Quarterly Report filed with the SEC and, within 30 days after the date of filing with the SEC, copies of any Form 8-K Current Report filed by the Borrower.

(e) Within 60 days of the Borrower's fiscal year end, copies of the Borrower's annual business plan and capital expenditure budget for the next fiscal year which shall include a balance sheet and income statement forecast on a monthly basis.

9.4 CURRENT RATIO. To maintain on a consolidated basis a ratio of current assets to current liabilities of at least 2.0:1.0. For the purposes of this calculation, the principal balance outstanding under Facility No. 1 shall be classified as a current liability.

9.5 FIXED CHARGES COVERAGE RATIO. To maintain a Fixed Charges Coverage Ratio of not less than 3.00 to 1.00. "Fixed Charges Coverage Ratio" shall have the meaning set forth in that Note Agreement dated as of December 1, 1994 Re:
$15,000,000 8.01% Senior Secured Notes Due December 15, 2001 executed by the Borrower and accepted by Connecticut Mutual Life Insurance Company ("Note Agreement"). For purposes of this Agreement, the definition of Fixed Charges Coverage Ratio shall remain as defined in the Note Agreement as in effect on December 1, 1994, and shall not be modified or amended by any change, amendment, restatement, or other modification or the termination of the Note Agreement unless agreed to by the Bank in writing.

9.6 TOTAL LIABILITIES TO TANGIBLE NET WORTH RATIO. To maintain on a consolidated basis a ratio of total liabilities not subordinated to tangible net worth not exceeding the amounts indicated for each period specified below:

    PERIOD                                   RATIO
    ------                                   -----
    From the date of this Agreement
    through July 30, 1996                    1.10:1.0

    On July 31, 1996
    and thereafter                           1.0:1.0

"Total liabilities not subordinated" means the sum of current liabilities plus long term liabilities, excluding debt subordinated to the Borrower's obligations to the Bank in a manner acceptable to the Bank, using the Bank's standard form.

"Tangible net worth" means the gross book value of the Borrower's assets (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from affiliates, officers, directors or shareholders of the Borrower) plus liabilities subordinated to the Bank in a manner acceptable to the Bank (using the Bank's standard form) less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.

9.7 PROFITABILITY. To maintain on a consolidated basis a positive net income before taxes and extraordinary items and a positive net income after taxes and extraordinary items as of the end of each quarterly accounting period on a fiscal year-to-date basis.

9.8 OTHER DEBTS. Not to have outstanding or incur any direct or contingent debts or lease obligations (other than those to the Bank), or become liable for the debts of others without the Bank's written consent. This does not prohibit:

(a) Acquiring goods, supplies, or merchandise on normal trade credit.

(b) Endorsing negotiable instruments received in the usual course of business.

(c) Obtaining surety bonds in the usual course of business.

(d) Debts and leases in existence on the date of this Agreement disclosed in writing to the Bank.

(e) Additional debts and lease obligations for the acquisition of fixed or capital assets, to the extent permitted by Paragraph 9.10 below.

(f) Additional indebtedness in a total principal amount not to exceed Fifteen Million Dollars ($15,000,000), placed by the Arranger.

9.9 OTHER LIENS. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a) Deeds of trust and security agreements in favor of the Bank.

(b) Liens for taxes not yet due.

(c) Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

(d) Additional purchase money security interests in personal or real property acquired after the date of this Agreement which secure obligations permitted under subparagraph 9.8(e), above.

(e) Liens pursuant to the Security and Intercreditor Agreement.

9.10 CAPITAL EXPENDITURES. Not to spend or incur obligations (including the total amount of any capital leases) for more than Two Million Five Hundred Thousand Dollars ($2,500,000) in any single fiscal year to acquire fixed or capital assets. Any such acquisitions funded by cash shall be excluded from this limitation.

9.11 MAXIMUM INDEBTEDNESS. To limit the total principal balance outstanding under Facility No. 1 to Two Million Five Hundred Thousand Dollars ($2,500,000) for a period of at least 30 consecutive days in each line-year. "Line-year" means the period between the date of this Agreement and June 30, 1997, and each subsequent one-year period (if any). For the purposes of this paragraph, "principal balance outstanding" does not include undrawn amounts of outstanding letters of credit or the outstanding amounts of Local Currency advances.

9.12 DIVIDENDS. Unless the Borrower is in compliance with the terms and conditions of this Agreement as evidenced by compliance certificates required herein, (a) not to declare or pay any dividends on any of its shares except dividends payable in capital stock of the Borrower, and (b) not to purchase, redeem or otherwise acquire for value any of its shares, or create any sinking fund in relation thereto.

9.13  NOTICES TO BANK.  To promptly notify the Bank in writing of:

(a) any lawsuit over Five Hundred Thousand Dollars ($500,000) against the Borrower.

(b) any substantial dispute between the Borrower and any government authority.

(c) any failure to comply with this Agreement.

(d) any material adverse change in the Borrower's financial condition or operations.

(e) any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

(f) any dividends declared or paid on any of the Borrower's shares, any purchases, redemption or other acquisition of any of the Borrower's shares, or the creation of any sinking fund in relation to any of the Borrower's shares, any of which events shall be accompanied by the certificates of compliance required under Paragraph 9.25 below.

9.14  BOOKS AND RECORDS.  To maintain adequate books and records.

9.15 AUDITS. To allow the Bank and its agents to inspect the Borrower's properties and examine, audit and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

9.16 COMPLIANCE WITH LAWS. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business.

9.17 PRESERVATION OF RIGHTS. To maintain and preserve all rights, privileges, and franchises the Borrower now has.

9.18 MAINTENANCE OF PROPERTIES. To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

9.19 PERFECTION OF LIENS. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

9.20 COOPERATION. To take any action requested by the Bank to carry out the intent of this Agreement.

9.21  INSURANCE.

(a) INSURANCE COVERING COLLATERAL. To maintain all risk property damage insurance policies covering the tangible property comprising the collateral. Each insurance policy must be in an amount acceptable to the Bank. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

(b) GENERAL BUSINESS INSURANCE. To maintain insurance as is usual for the business it is in.

(c) EVIDENCE OF INSURANCE. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

9.22 ADDITIONAL NEGATIVE COVENANTS. Not to, without the Bank's written consent:

(a) engage in any business activities other than manufacturing and/or distribution of goods related to sports and /or recreation.

(b) liquidate or dissolve the Borrower's business.

(c) enter into any consolidation, merger, pool, joint venture, syndicate, or other combination, or acquire or purchase a business or its assets for a consideration, including assumption of debt, in excess of an aggregate of Thirteen Million Dollars ($13,000,000) in any one fiscal year.

(d) lease, or dispose of all or a substantial part of the Borrower's business or the Borrower's assets.

(e) sell or otherwise dispose of any assets for less than fair market value.

(f) sell, otherwise dispose of, or enter into any sale and leaseback agreement covering any of its fixed or capital assets in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate for each fiscal year.

9.23  ERISA PLANS.  To give prompt written notice to the Bank of:

(a) The occurrence of any reportable event under Section 4043(b) of ERISA for which the PBGC requires 30 day notice.

(b) Any action by the Borrower to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA.

(c) Any notice of noncompliance made with respect to a Plan under
    Section 4041(b) of ERISA.

(d) The commencement of any proceeding with respect to a Plan under
    Section 4042 of ERISA.

9.24 ACQUISITIONS. To notify the Bank in writing of any acquisition of a business or its assets at least 45 days prior to closing. For the acquisition that causes the cumulative aggregate consideration (including assumption of debt) for all such acquisitions since the date of this Agreement to exceed Five Million Dollars ($5,000,000), and for each subsequent acquisition, the Borrower agrees to submit a pro forma balance sheet and income statement, prepared with monthly data for the period extending through the Facility 1 Expiration Date, demonstrating both the financial effect of such acquisition and the fact that the Borrower will continue to comply with all the terms and conditions of this Agreement.

9.25 COMPLIANCE CERTIFICATES. To deliver to the Bank (a) within 60 days of each quarter's end, a quarterly certificate showing compliance with the terms and conditions of this Agreement and the Note Agreement, and (b) in conjunction with any notice required under Paragraph 9.13(f) above, a certificate showing compliance with the terms and conditions of this Agreement and the Note Agreement for the next 3 fiscal quarters.

9.26 MAXIMUM INVENTORY. During the period beginning January 1, 1996 and ending April 30, 1996, not to allow net inventory to exceed Fifty Four Million Dollars ($54,000,000), and during the period beginning May 1, 1996 and ending
July 31,1996, not to allow net inventory to exceed Fifty Million Dollars ($50,000,000).

For the purposes of this paragraph, "net inventory" means the value of the Borrower's inventory as shown in that certain line item labelled "Net inventory" on the Borrower's most recent financial statements delivered to the Bank under Paragraph 9.3 of this Agreement.

10. DEFAULT

If any of the following events occur, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

10.1 FAILURE TO PAY. The Borrower or any Subsidiary fails to make a payment when due under this Agreement, under any Local Currency advance, or under any foreign exchange contract.

10.2 LIEN PRIORITY. The Collateral Agent on behalf of the Bank fails to have an enforceable first lien (except for any prior liens to which the Collateral Agent and the Bank have consented in writing) on or security interest in any property given as security for this loan.

10.3 FALSE INFORMATION. The Borrower has given the Bank false or misleading information or representations.

10.4 BANKRUPTCY. The Borrower or any Subsidiary files a bankruptcy petition, a bankruptcy petition is filed against the Borrower or any Subsidiary, or the Borrower or any Subsidiary makes a general assignment for the benefit of creditors.

10.5 RECEIVERS. A receiver or similar official is appointed for the Borrower's or any Subsidiary's business, or the business is terminated.

10.6 LAWSUITS. Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against the Borrower in an aggregate amount of Five Hundred Thousand Dollars ($500,000) or more in excess of any insurance coverage.

10.7 JUDGMENTS. Any judgments or arbitration awards are entered against the Borrower, or the Borrower enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Five Hundred Thousand Dollars ($500,000) or more in excess of any insurance coverage.

10.8 GOVERNMENT ACTION. Any government authority takes action that the Bank believes materially adversely affects the Borrower's financial condition or ability to repay.

10.9 MATERIAL ADVERSE CHANGE. A material adverse change occurs in the Borrower's financial condition, properties or prospects, or ability to repay the loan.

10.10 CROSS-DEFAULT. Any default occurs under any agreement in connection with any credit the Borrower has obtained from anyone else or which the Borrower has guaranteed.

10.11 DEFAULT UNDER RELATED DOCUMENTS. Any guaranty, subordination agreement, security agreement, deed of trust, or other document required by or referred to in this Agreement is violated or no longer in effect, including any document executed at any time by any Subsidiary in connection with Facility No. 1 or Facility No. 2.

10.12 OTHER BANK AGREEMENTS. The Borrower or any Subsidiary fails to meet the conditions of, or fails to perform any obligation under any other agreement the Borrower or any Subsidiary has with the Bank or any affiliate of the Bank including, without limitation, the Security and Intercreditor Agreement.

10.13 ERISA PLANS. The occurrence of any one or more of the following events with respect to the Borrower, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower with respect to a Plan:

(a) A reportable event shall occur with respect to a Plan which is, in the reasonable judgment of the Bank likely to result in the termination of such Plan for purposes of Title IV of ERISA.

(b) Any Plan termination (or commencement of proceedings to terminate a Plan) or the Borrower's full or partial withdrawal from a Plan.

10.14 OTHER BREACH UNDER AGREEMENT. The Borrower or any Subsidiary fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article.

11. ENFORCING THIS AGREEMENT; MISCELLANEOUS

11.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

11.2  CALIFORNIA LAW.  This Agreement is governed by California law.

11.3 SUCCESSORS AND ASSIGNS. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

11.4  ARBITRATION.

(a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, including but not limited to those that arise from:

    (i) This Agreement (including any renewals, extensions or modifications of this Agreement);

    (ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;

    (iii) Any violation of this Agreement; or

    (iv) Any claims for damages resulting from any business conducted between the Borrower and the Bank, including claims for injury to persons, property or business interests (torts).

(b) At the request of the Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by California law.

(c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration.

(d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

(e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

(f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

(g) The procedure described above will not apply if the controversy or claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property located in California. In this case, both the Borrower and the Bank must consent to submission of the claim or controversy to arbitration. If both parties do not consent to arbitration, the controversy or claim will be settled as follows:

    (i) The Borrower and the Bank will designate a referee (or a panel of referees) selected under the auspices of the American Arbitration Association in the same manner as arbitrators are selected in Association-sponsored proceedings;

    (ii) The designated referee (or the panel of referees) will be appointed by a court as provided in California Code of Civil Procedure
          Section 638 and the following related sections;

    (iii) The referee (or the presiding referee of the panel) will be an active attorney or a retired judge; and

    (iv) The award that results from the decision of the referee (or the panel) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

(h) This provision does not limit the right of the Borrower or the Bank to:

    (i)   exercise self-help remedies such as setoff;

    (ii) foreclose against or sell any real or personal property collateral; or

    (iii) act in a court of law, before, during or after the arbitration proceeding to obtain:

         (A) an interim remedy; and/or

         (B) additional or supplementary remedies.

(i) The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrower or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit. However, if the controversy or claim arises from or relates to an obligation to the Bank which is secured by real property located in California at the time of the proposed submission to arbitration, this right is limited according to the provision above requiring the consent of both the Borrower and the Bank to seek resolution through arbitration.

(j) If the Bank forecloses against any real property securing this Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

11.5 SEVERABILITY; WAIVERS. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

11.6 ADMINISTRATION COSTS. The Borrower shall pay the Bank for all reasonable costs incurred by the Bank in connection with administering this Agreement.

11.7 ATTORNEYS' FEES. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and including any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. As used in this paragraph, "attorneys' fees" includes the allocated costs of in-house counsel.

11.8 ONE AGREEMENT. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit; and

(b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

11.9 NOTICES. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.

11.10 HEADINGS. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

11.11 COUNTERPARTS. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

11.12 PRIOR AGREEMENT AMENDED, RESTATED, AND SUPERSEDED. This Agreement amends and restates in its entirety and supersedes the Business Loan Agreement entered into as of June 29, 1995, between the Bank and the Borrower, as amended, and any credit outstanding thereunder shall be deemed to be outstanding under this Agreement.

This Agreement is executed as of the date stated at the top of the first page.



[LOGO]
BANK OF AMERICA
NATIONAL TRUST AND SAVINGS ASSOCIATION      CUSTOM CHROME, INC.

X    /s/ Kenneth E. Jones                   X    /s/ James J. Kelly, Jr.
     ----------------------------                ----------------------------
BY:    KENNETH E. JONES                     BY:  JAMES J. KELLY, JR.
TITLE: VICE PRESIDENT                       TITLE: EVP-FINANCE AND CHIEF
                                                   FINANCIAL OFFICER


ADDRESS WHERE NOTICES TO THE BANK           ADDRESS WHERE NOTICES TO THE BORROWER
ARE TO BE SENT:                             ARE TO BE SENT:

San Jose Commercial Banking Office # 1487   16100 Jacqueline Court
Post Office Box 910                         Morgan Hill, CA 95037
San Jose, CA 95115
